EXHIBIT 4.128

DATED                      2006

TOM.COM ENTERPRISES LIMITED

as assignor

- and -

(BEIJING LEITINGWANJUN NETWORK TECHNOLOGY COMPANY LIMITED)

as assignee

TRADEMARK AND DOMAIN NAME ASSIGNMENT

THIS DEED is made on the              day                      of 2006

BETWEEN:

(1)	TOM.COM ENTERPRISES LIMITED, a company incorporated in the British Virgin Islands with limited liability, whose registered office is at P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, the British Virgin Islands (“Assignor”); and

(2)	(BEIJING LEITINGWANJUN NETWORK TECHNOLOGY COMPANY LIMITED), a limited liability company established in the People’s Republic of China, whose legal address is at (Room 610, Tower B, No. 18 West Loop South Road, Beijing Economic and Technological Development Zone, Beijing, the People’s Republic of China) (“Assignee”).

WHEREAS:

(A)	As at the date of this Deed:

(i)	the Assignor is a wholly-owned subsidiary (as hereinafter defined) of TOM (as hereinafter defined); and

(ii)	the Assignee is a wholly-owned subsidiary of TOM Online (as hereinafter defined), which is a subsidiary of TOM.

(B)	The Assignor has agreed to assign to the Assignee, and the Assignee has agreed to accept the assignment of, all of the Assignor’s rights, titles and interests in and to the Mark (as hereinafter defined) and the Domain Names (as hereinafter defined) upon the terms and subject to the conditions as hereinafter set out.

NOW THIS DEED WITNESSES as follows:

1.	INTERPRETATION

1.1	In this Deed, unless the context requires otherwise, the following terms shall have the following meaning:

“Business Day”	a day (excluding Saturday) on which banks are generally open for business in Hong Kong and the PRC;

“Domain Names”	the following internet names of websites: www.tom.com (which is registered with an accredited registrar of Internet Corporation for Assigned Names and Numbers), bj.tom.com and cn.tom.com;

“Hong Kong”	the Hong Kong Special Administrative Region of the PRC;

“Mark”	the mark set out in the Schedule;

“Parties”	the parties to this Deed and “Party” means either one of them;

“PRC”	the People’s Republic of China;

“Stock Exchange”	The Stock Exchange of Hong Kong Limited;

“subsidiary”	has the meaning ascribed to it under the Rules Governing the Listing of Securities on the Stock Exchange and the Rules Governing the Listing of Securities on the Growth Enterprise Market of the Stock Exchange;

“TOM”	TOM Group Limited, a company incorporated in the Cayman Islands with limited liability, whose shares are listed on the Stock Exchange;

“TOM Online”;	TOM Online Inc., a company incorporated in the Cayman Islands with limited liability, whose shares are listed on the Growth Enterprise Market of the Stock Exchange and quoted on the National Market of National Automated Systems Dealership and Quotation in the US;

“US”	the United States of America; and

“US$”	US dollars, the lawful currency of the US.

1.2	References to statutory provisions shall be construed as references to those provisions as amended or re-enacted or as their application is modified by other provisions (whether before or after the date of this Deed) from time to time and shall include any provisions of which they are re-enactments (whether with or without modification).

1.3	References in this Deed to Clauses, Recitals and Schedule(s) are to clauses in, and recitals and schedule(s) to this Deed unless the context requires otherwise and the Schedules to this Deed shall be deemed to form part of this Deed.

1.4	The expressions the “Assignor” and the “Assignee” shall, where the context permits, include their respective successors and permitted assigns.

1.5	The headings are inserted for convenience only and shall not affect the construction of this Deed.

1.6	Unless the context requires otherwise, words importing the singular include the plural and vice versa and words importing a gender include every gender.

2.	ASSIGNMENT

2.1	In consideration of the sum of US$1 now paid by the Assignee to the Assignor (the receipt whereof is hereby acknowledged), the Assignor hereby assigns to the Assignee, and the Assignee hereby accepts the assignment of, all of the Assignor’s rights, titles and interests in and to the Mark and the Domain Names.

2.2	Save as expressly set out in this Deed, nothing in this Deed grants the Assignee any rights over any trade mark, service mark, copyright or other intellectual property rights, nor any rights in the content or otherwise of any publications whether in print, on the Internet or any other media.

2.3	The Assignors hereby warrants that:

(a)	it is the registered proprietor of the Mark and the Domain Names and has the right to assign the Mark and the Domain Names in the manner provided in this Deed;

(b)	each of the Mark and the Domain Names is free from any lien, charge or other encumbrance or third party right whatsoever; and

(c)	so far as it is aware, there is no claim, demand or litigation (threatened or commenced) that the Mark and/or the Domain Names infringe(s) the rights of any third party.

3.	RE-ASSIGNMENT

3.1	In the event of that the Assignee ceases to be a wholly-owned subsidiary (directly or indirectly) of TOM Online or if TOM Online ceases to be a subsidiary (directly or indirectly) of TOM, the Assignor shall have the right to require, by notice in writing to the Assignee (“Call Notice”), the assignment back to the Assignor of all of the Assignee’s rights, titles and interests in and to the Mark and the Domain Names at a consideration of US$1. Upon the receipt by the Assignee of the Call Notice, the Assignee shall be bound to assign, and the Assignor shall be bound to accept the assignment of, all of the Assignee’s rights, titles and interests in and to the Mark and the Domain Names in accordance with the terms of this Deed.

3.2	Completion of any assignment under Clause 3.1 shall take place within 10 Business Days after the later of:

(a)	the date of the receipt by the Assignee of the Call Notice; and

(b)	the date on which all necessary approvals, consents and permissions for such assignment required under any applicable laws, rules or regulations (including, without limitation, the rules of any relevant securities exchange) are obtained.

3.3	The benefit of this Clause 3 shall enure for the benefit of the Assignor, its successors and permitted assigns.

4.	UNDERTAKINGS AND ACKNOWLEDGEMENT

4.1	The Assignee undertakes that:

(a)	it will not sell, transfer, assign or otherwise dispose of all or any of its rights, titles and interests in and to all or any of the Mark and the Domain Names to any third party without the prior written consent of the Assignor;

(b)	it will use all best endeavours to:

(i)	register and maintain the registration of the Mark in the PRC;

(ii)	maintain the registration of the Domain Names;

(iii)	at the direction of the Assignor, prepare, file and prosecute any trademark applications for any new trademarks that are substantially identical with or similar to the Mark, or are otherwise related to the Mark in any jurisdiction; and

(iv)	protect its rights in respect of the Mark and the Domain Names in any jurisdiction,

provided that the Assignor will promptly provide all assistance reasonably required by the Assignee in connection therewith, including, without limitation, the preparation of evidence of the Assignee’s use of the Marks; and

(c)	if there are any changes in the rules or regulations (including, without limitation, the rules issued by any relevant domain name registrars), so as to prevent the Assignee from maintaining the registration of the Domain Names in its name, the Assignee shall, at the direction of the Assignor, register the Domain Names in the name of such person(s) nominated by the Assignor and will give the Assignor particulars of any such registration, including, without limitation, the renewal dates. All registrations by such nominee(s) shall be held on trust for the Assignee and the Assignee undertakes that, in the event of any re-assignment under Clause 3, it shall procure the transfer of such registrations back to the Assignor in the manner set out in Clause 3.

4.2	The Parties hereby acknowledge that the Assignor may decide, at its absolute discretion, whether, and if so when, to prepare, file and prosecute any trademark applications for the any mark that are substantially identical with or similar to the Mark, or are otherwise related to the Mark in any jurisdiction.

4.3	The Assignee consents to hypertext links being put in place by the Assignor, if the Assignor deems it appropriate to do so, from any of its domain names to the Domain Names.

5.	FURTHER ASSURANCE

5.1	The Assignor, at the Assignee’s cost, shall execute all documents as may be reasonably required by the Assignee or the relevant trademark office or domain name registrar for absolutely vesting full rights, titles and interests in and to the Mark and the Domain Names in favour of the Assignee.

5.2	In the event of any re-assignment under Clause 3, the Assignee, at the Assignor’s cost, shall execute all documents as may be reasonably required by the Assignor or the relevant trademark office or domain name registrar for absolutely vesting full rights, titles and interests in and to the Mark and the Domain Names in favour of the Assignor.

6.	NOTICE

Each notice, demand or other communication given or made under this Agreement shall be in writing and delivered or sent to the relevant Party at its address or facsimile number set out below (or such other address or facsimile number as the addressee has by 5 days’ prior written notice specified to the other Party):

To the Assignor:	TOM Group International Limited 48th Floor The Center 99 Queen’s Road Central Hong Kong

	Facsimile number:	(852) 2189 7446
	Attention:	Company Secretary

To the Assignee:	(Beijing Leitingwanjun Network Technology Company Limited) 8th Floor, Tower W3, Oriental Plaza No. 1 Dong Changan Avenue Dongcheng District Beijing 100738 PRC

	Facsimile number:	(+86-10) 8518 1176
	Attention:	Chief Legal Officer

with a copy to:

TOM Online (HK) Limited 48th Floor The Center 99 Queen’s Road Central Hong Kong

	Facsimile number:	(852) 2189 7446
	Attention:	Company Secretary

Any notice, demand or other communication so addressed to the other Party shall be deemed to have been delivered:

(a)	if personally delivered, upon delivery at the relevant address;

(b)	if sent by pre-paid local mail, 2 Business Days after the date of posting;

(c)	if sent by pre-paid overseas airmail or by air courier, in the case of airmail, 7 Business Days after the date of posting or, in the case of air courier, 2 Business Days after the date of delivery to the courier by the sender; or

(d)	if sent by facsimile, when despatched, subject to confirmation of uninterrupted transmission by a transmission report, provided that any notice despatched by facsimile after 17:00 hours (at the place where facsimile is to be received on any day) shall be deemed to have been received at 08:00 (at the place where facsimile is to be received on any day) on the next Business Day.

7.	GOVERNING LAW AND JURISDICTION

7.1	This Deed is governed by or shall be construed in accordance with the laws of Hong Kong and the Parties hereby irrevocably submit to the non-exclusive jurisdiction of the Hong Kong courts.

7.2	Each of the following Parties hereby irrevocably appoints the following persons as its agent to receive and acknowledge on its behalf service of any writ, summons, order, judgment or other notice of legal process in Hong Kong. If for any reason any of the agents named below (or its successor) no longer serves as agent of the relevant Party for this purpose, such Party shall promptly appoint a successor agent and notify the other Parties thereof. Each of the following Parties agree that any such legal process shall be sufficiently served on it if delivered to its agent named below (or its successor) for service at its address for the time being in Hong Kong whether or not such agent gives notice thereof to the relevant Party:

The Assignor:	TOM Group International Limited
48th Floor
The Center
99 Queen’s Road Central
Hong Kong

	Attention:	Company Secretary

The Assignee:	TOM Online (HK) Limited
48th Floor
The Center
99 Queen’s Road Central
Hong Kong

	Attention:	Company Secretary

SCHEDULE

THE MARK

Trade / Service Mark	Place of Registration / Application	Class	Registration / Application Number	Period of Validity / Application Date	Status	Goods / Services
	PRC	38	4085483	26 May 2004	Pending	Telecommunication, facsimile, telex, telephone, telegram, message collection and transmission services via electronic means; transmission of data and of information by electronic, computer, cable, radio, radio paging, teleprinter, teleletter, electronic mail, fax machine, television, microwave, laser beam, communications satellite or other telecommunication means; consultancy services relating to data communications; telecommunication services via radio, satellite and cable network systems; videotext and teletext transmission services; broadcasting or transmission of radio and television programmes, rental of telecommunications apparatus; time sharing services for telecommunication apparatus; telecommunication of information (including web pages), computer programs and any other data; electronic mail services; provision of telecommunications access and links to computer databases and the Internet; all included in class 38.

IN WITNESS WHEREOF this Deed has been executed on the day and year first above written.

The COMMON SEAL of	)
TOM.COM ENTERPRISES LIMITED	)
was hereunto affixed	)
by	)
with the authority of its board of directors	)
in the presence of:	)
)

EXECUTED AS A DEED	)
by	)
for and on behalf of	)
)
(BEIJING LEITINGWANJUN NETWORK	)
TECHNOLOGY COMPANY LIMITED))
in the presence of:	)
)